Exhibit 5

December     , 2018

OptimizeRx Corporation

400 Water Street, Suite 200

Rochester, MI 48307

William Blair & Company, L.L.C.

B. Riley FBR, Inc.

As representatives of the several underwriters named

in Schedule II to the Underwriting Agreement

referred to below

c/o   William Blair & Company, L.L.C.

222 West Adams Street, Suite 3300

Chicago, IL 60606

c/o   B. Riley FBR, Inc.

1001 19th Street North

Arlington, VA 22209

Re:	OptimizeRx Corporation (the “Company”)

Dear Sir or Madam:

This letter agreement is delivered to you pursuant to the Underwriting Agreement (the “Underwriting Agreement”) to be entered into by the Company, as issuer, and William Blair & Company, L.L.C. (“William Blair”) and B. Riley FBR, Inc., as Representatives (the “Representatives”) of the several underwriters named in Schedule II thereto (the “Underwriters”). Upon the terms and subject to the conditions of the Underwriting Agreement, the Underwriters intend to effect a public offering (the “Offering”) of common stock, par value $0.001 per share (the “Common Stock”), of the Company (the “Shares”) pursuant to a Registration Statement on Form S-3.

The undersigned recognizes that it is in the best financial interests of the undersigned, as a stockholder, that the Company completes the proposed Offering. For purposes of this letter agreement, the term “Company Securities” shall mean stock, options, warrants or other securities of the Company.

The undersigned further recognizes that the Company Securities held by the undersigned are, or may be, subject to certain restrictions on transferability, including those imposed by United States federal securities laws. Notwithstanding these restrictions, the undersigned has agreed to enter into this letter agreement to further assure the Underwriters that the Company Securities of the undersigned, now held or hereafter acquired, will not enter the public market at a time that might impair the Offering.

Therefore, as an inducement to the Underwriters to execute the Underwriting Agreement, the undersigned hereby acknowledges and agrees that the undersigned will not (i) offer, sell, contract to sell, announce the intention to sell, pledge, grant any option to purchase or otherwise dispose of (collectively, a “Disposition”) any Company Securities, or any securities convertible into or exercisable or exchangeable for, or any rights to purchase or otherwise acquire, any Company Securities held by the undersigned or acquired by the undersigned after the date hereof (collectively, “Other Securities”), or that may be deemed to be beneficially owned by the undersigned (collectively, the “Lock-Up Shares”), pursuant to the Rules and Regulations promulgated under the Securities Act of 1933, as amended (the “Act”), and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), for a period commencing on the date hereof and ending 90 days after the date of the Company’s final prospectus supplement used to sell the Shares in the Offering pursuant to the Underwriting Agreement is first filed pursuant to Rule 424(b) under the Act (the “Public Offering Date”), inclusive (the “Lock-Up Period”), without the prior written consent of William Blair; (ii) exercise or seek to exercise or effectuate in any manner any rights of any nature that the undersigned has or may have hereafter to require the Company to register under the Act the undersigned’s sale, transfer or other disposition of any of the Lock-Up Shares or other securities of the Company held by the undersigned, or to otherwise participate as a selling securityholder in any manner in any registration effected by the Company under the Act during the Lock-Up Period; or (iii) publicly disclose the intention to do any of the foregoing (except as may be required by applicable law). The foregoing restrictions are expressly agreed to preclude the undersigned from engaging in any hedging, collar (whether or not for any consideration), swap or other transaction that is designed to or reasonably expected to lead to or result in a Disposition of Lock-Up Shares during the Lock-Up Period, even if such Lock-Up Shares would be disposed of by someone other than such holder. Such prohibited hedging or other transactions would include any short sale or any purchase, sale or grant of any right (including any put or call option or reversal or cancellation thereof) with respect to any Lock-Up Shares or with respect to any security (other than a broad-based market basket or index) that includes, relates to or derives any significant part of its value from the Lock-Up Shares.

Notwithstanding the agreement not to make any Disposition during the Lock-Up Period, the Underwriters and the undersigned have agreed that the foregoing restrictions shall not apply to:

(1)

any grant to or exercise by the undersigned of any option or warrant to acquire any shares of Common Stock or options to purchase shares of Common Stock, pursuant to any stock option, stock bonus or other stock plan or arrangement;

(2)	any transfer of Lock-Up Shares to the “immediate family” of the undersigned or to any trust for the direct or indirect benefit of the undersigned or the “immediate family” of the undersigned;

(3)	any bona fide gift;

(4)	any transfer of Lock-Up Shares by will or intestate succession;

(5)

any distribution or other transfer by a partnership to its partners or former partners or by a limited liability company to its members or retired members or by a corporation to its stockholders or former stockholders or to any wholly-owned subsidiary of such corporation;

(6)	any transfer to the undersigned’s affiliates (as defined in Rule 405 promulgated under the Act) or to any investment fund or other entity controlled or managed by the undersigned;

(7)	any transfer pursuant to a qualified domestic relations order or in connection with a divorce settlement;

(8)	any Company Securities acquired in open market transactions after completion of the Offering;

(9)

any transfer to a partnership, limited liability company or other entity of which the undersigned and the immediate family of the undersigned are the legal and beneficial owner of all of the outstanding equity securities or similar interests;

(10)	any transfer to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under (2), (3), (4) or (9) above;

(11)	any transfer to the Company from an employee of or service provider of the Company upon death, disability or termination of employment, in each case, of such employee or service provider;

(12)

any transfer (A) to the Company in connection with the vesting, settlement, or exercise of restricted stock units, options, warrants or other rights to purchase shares of Common Stock (including, in each case, by way of “net” or “cashless” exercise), including for the payment of exercise price and tax and remittance payments due as a result of the vesting, settlement, or exercise of such restricted stock units, options, warrants or rights, or (B) necessary (including transfers on the open market) to generate such amount of cash needed for the payment of taxes, including estimated taxes, due as a result of the vesting or settlement of restricted stock units whether by means of a “net settlement” or otherwise, provided that any such transfers described in this subclause (B) may only take place if at least 45 days have elapsed since the Public Offering Date (and, for the sake of clarity, no transfers on the open market are permitted pursuant to this subclause (B) if less than 45 days have elapsed since the Public Offering Date), and in all such cases described in subclauses (A) and (B), provided that any such shares of Common Stock received upon such exercise, vesting or settlement shall be subject to the terms of this letter agreement; or

(13)

transfers of shares of Common Stock or Other Securities in connection with the conversion, reclassification, exchange or swap of any outstanding preferred stock, other classes of Common Stock or Other Securities into shares of one or more series or classes of Common Stock or Other Securities, provided that any such shares of Common Stock or Other Securities received upon such conversion, reclassification, exchange or swap shall be subject to the terms of this letter agreement;

provided that, in the case of any transfer, gift or other disposition pursuant to (2), (3), (4), (6), (7), (9) or (10), the transferee, trust, donee or other recipient agrees to be bound in writing by the terms of this letter agreement prior to such transfer and no filing by any party (donor, donee, transferor or transferee) under the Exchange Act shall be required or shall be voluntarily made in connection with such transfer (other than required filings under Section 16(a) and Section 13(d) or 13(g) of the Exchange Act and any filings made after the expiration of the Lock-Up Period). For purposes of this letter agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, nor more remote than first cousin.

Furthermore, no provision in this letter agreement shall be deemed to restrict or prohibit the transfer of Lock-Up Shares upon the completion of a bona fide third-party tender offer, merger, consolidation or other similar transaction made to all holders of the Company Securities involving a change of control of the Company, provided that (1) the per-share consideration for the Company Securities transferred as described above shall be greater than the public offering price per share in the Offering, (2) all Company Securities subject to this letter agreement that are not so transferred, sold, tendered or otherwise disposed of remain subject to this letter agreement, and (3) it shall be a condition of transfer, sale, tender or other disposition that if such tender offer or other transaction is not completed, any Company Securities subject to this letter agreement shall remain subject to the restrictions herein.

Notwithstanding anything herein to the contrary, nothing herein shall prevent the undersigned from establishing a 10b5-1 trading plan that complies with Rule 10b5-1 under the Exchange Act (“10b5-1 trading plan”) or from amending an existing 10b5-1 trading plan, so long as there are no sales of Lock-Up Shares under such plans during the Lock-Up Period; and provided that, the establishment of a 10b5-1 trading plan or the amendment of a 10b5-1 trading plan shall only be permitted if (i) the establishment or amendment of such plan is not required to be reported in any public report or filing with the Securities Exchange Commission, or otherwise and (ii) the undersigned does not otherwise voluntarily effect any public filing or report regarding the establishment or amendment of such plan.

If the undersigned is an officer or director of the Company, the undersigned further agrees that the restrictions imposed by this letter agreement shall be equally applicable to any issuer-directed shares of Common Stock the undersigned may purchase in the Offering.

It is understood that this letter agreement shall automatically terminate, and the undersigned shall be released from its obligations hereunder, upon the earliest to occur, if any, of (i) prior to the execution of the Underwriting Agreement, the Company advises the Representatives in writing that it has determined not to proceed with the Offering, (ii) the Underwriting Agreement (other than the provisions thereof that survive termination) is executed but is terminated prior to payment for and delivery of the Shares, or (iii) February 15, 2019, in the event that the Underwriting Agreement has not been executed by such date.

In furtherance of the foregoing, the Company and its transfer agent and registrar are hereby authorized to decline to make any transfer of Lock-Up Shares if such transfer would constitute a violation or breach of this letter agreement. This letter agreement shall be binding on the undersigned and the respective successors, heirs, personal representatives and assigns of the undersigned. Capitalized terms used but not defined herein have the respective meanings assigned to such terms in the Underwriting Agreement.

The undersigned understands that the Underwriters are entering into the Underwriting Agreement and proceeding with the Offering in reliance upon this letter agreement.

This letter agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

Very truly yours,

Printed Name of Holder

Signature

Printed Name and Title of Person Signing
(if signing as custodian, trustee, or on behalf of an entity)

[Signature page to OptimizeRx Corporation Lock-up Agreement]